EXHIBIT B

RESOLUTIONS OF THE BOARDS

RESOLVED, that the Managers/Directors of Excelsior Multi-Strategy Hedge Fund of Funds Master Fund, LLC, Excelsior Multi-Strategy Hedge Fund of Funds (TI), LLC, Excelsior Multi-Strategy Hedge Fund of Funds (TE), LLC, Excelsior Multi-Strategy Hedge Fund of Funds (TI 2), LLC, Excelsior Multi-Strategy Hedge Fund of Funds (TE 2), LLC, Excelsior Directional Hedge Fund of Funds, Ltd., Excelsior Multi-Strategy Hedge Fund of Funds 2, Ltd. (the "Excelsior Funds"), Excelsior Venture Partners III, LLC ("Partners III), Grosvenor Registered Multi-Strategy Master Fund, LLC, Grosvenor Registered Multi-Strategy Fund (TI 1), LLC, Grosvenor Registered Multi-Strategy Fund (TI 2), LLC, Grosvenor Registered Multi-Strategy Fund (TE), LLC and Grosvenor Multi-Strategy Offshore Fund, Ltd. (the "Grosvenor Funds," and collectively with the Excelsior Funds and Partners III, the "Funds"), including a majority of the Managers/Directors who are not "interested persons," as defined by the Investment Company Act of 1940, as amended (the "1940 Act"), of the Funds (the "Independent Managers"), hereby ratify the renewal of the fidelity bond (the “Fidelity Bond”) issued by Federal Insurance Company and maintained jointly by the Funds and Excelsior Venture Partners III; Excelsior Private Markets Fund II (TI), LLC, Excelsior Private Markets Fund II (TE), LLC, Excelsior Private Markets Fund II (Master), LLC, Excelsior Private Markets Fund II (Offshore), LDC, UST Global Private Markets Fund, LLC and Excelsior Buyout Investors, LLC; (collectively the “Other Insureds”) in the amount of $6,000,000 and determine, in accordance with the requirements of Rule 17g-1 under the 1940 Act, that the Fidelity Bond, which provides joint fidelity coverage to the Funds and the Other Insureds, is reasonable in form and amount, after giving due consideration to all relevant factors, including the value of the aggregate assets of the Funds and the Other Insureds, the type and terms of the arrangements for the custody and safekeeping of such assets, and the nature of the securities that are or will be held in the portfolios of the Funds and the Other Insureds; and further

RESOLVED, that the Managers/Directors, including a majority of the Independent Managers, hereby:  (i) authorize the Funds to share in the payment of the annual premium of $30,450 applicable to the Fidelity Bond in amounts equal to $12,991, $14,605 and $1,105 for the Excelsior Funds, Grosvenor Funds and Partners III, respectively, determined based upon the relative total assets of the Funds and the Other Insureds; and (ii) determine that the portion of the premium to be paid by the Funds is fair and reasonable, taking all relevant factors into consideration including, but not limited to, the number of other parties named as insureds, the nature of their business activities, the amount of coverage under the Fidelity Bond, the amount of the premium for the Fidelity Bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to the Funds is less than the premium the Funds would have had to pay if it had provided and maintained a single insured bond; and further

RESOLVED, that in the event the amount of the Fidelity Bond is required in the future to be increased in order to satisfy the minimum bonding requirements of Rule 17g-1 under the 1940 Act, the proper officers of the Funds be, and hereby is, authorized on behalf of the Funds to increase the amount of the Fidelity Bond coverage to comply with such requirements and to allocate the additional premium payable on the Fidelity Bond among the Funds and the Other Insureds based on the relative total assets of the Funds and the Other Insureds determined as of the end of the month preceding the effective date of the change in coverage; and further

RESOLVED, that amended Joint Insured Fidelity Bond Agreement, substantially in the form included in Tab 5 of Book III of the Meeting Materials, among the Funds and the Other Insureds, shall define certain rights and responsibilities of the insureds with respect to the Fidelity Bond and the sharing of recoveries thereunder in the event of a loss incurred by two or more of the named insureds; and further

RESOLVED, that Steven L. Suss, be, and hereby is, designated to make all filings with the Securities and Exchange Commission and to give all notices on behalf of the Funds required by paragraph (g) of Rule 17g-1 under the 1940 Act.